Exhibit 7
U.S. Bank National Association
Statement of Financial Condition
As of 12/31/2007
($000’s)

12/31/2007
Assets
Cash and Balances Due From Depository Institutions	$9,024,655
Securities	39,255,677
Federal Funds	4,047,600
Loans & Lease Financing Receivables	152,471,755
Fixed Assets	2,646,126
Intangible Assets	11,878,619
Other Assets	13,435,071

Total Assets	$232,759,503

Liabilities
Deposits	$138,532,653
Fed Funds	13,357,453
Treasury Demand Notes	0
Trading Liabilities	441,993
Other Borrowed Money	42,507,172
Acceptances	0
Subordinated Notes and Debentures	7,697,466
Other Liabilities	7,475,923

Total Liabilities	$210,012,660

Equity
Minority Interest in Subsidiaries	$1,546,263
Common and Preferred Stock	18,200
Surplus	12,057,586
Undivided Profits	9,124,794

Total Equity Capital	$22,746,843

Total Liabilities and Equity Capital	$232,759,503

To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.
U.S. Bank National Association

By:	/s/ Patricia M. Child

Vice President
Date: March 7, 2008

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